SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549


                             FORM 8-K


                          CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


  Date of Report (Date of earliest event reported): December 18, 1995


                     DEVON ENERGY CORPORATION
      (Exact Name of Registrant as Specified in its Charter)




     OKLAHOMA                             1-10067              73-1474008
(State or Other Jurisdiction of   (Commission File Number) (I.R.S. Employer
Incorporation or Organization)                            Identification Number)


                 20 NORTH BROADWAY, SUITE 1500, OKLAHOMA CITY, OK      73102
                     (Address of Principal Executive Offices)        (Zip Code)


  Registrant's telephone number, including area code:     (405) 235-3611









                     Page 1 of 79 total pages
                   (Exhibit Index is found on page 16)

Item 2.   Acquisition or Disposition of Assets

Terms of the Acquisition

     On December 18, 1995, Devon Energy Corporation ("Devon" or the "Company") closed the acquisition of certain Wyoming oil and natural gas properties and a gas processing plant (the "Worland Properties") from Union Oil Company of California for approximately $50.3 million. The purchase increased the Company's proven oil and gas reserves by approximately 90 equivalent billion cubic feet ("EBcf"), or approximately 15%, as of the closing date. Approximately $46 million of bank debt and $4.3 million of the Company's cash on hand were used to fund the purchase.

Properties Acquired

     All of the assets purchased are associated with a 24,646 acre federal unit in north central Wyoming. There are currently 38 producing wells in the block. Of the $50.3 million total purchase price, $46.3 million is attributable to these producing wells, 16 proved undeveloped locations, the processing plant and natural gas liquids to be extracted at the plant. The remaining $4 million is associated with approximately 13,000 acres of undeveloped leasehold.

     Devon estimates the cost to drill and complete the 16 new wells to be $9 million. Drilling is expected to commence in early 1996. The Company expects to spend another $4 million to $5 million to expand the capacity of the gas plant from 16 million cubic feet of gas per day to 28 million per day.

     Prior to closing, Devon already owned an approximate six percent interest in the Worland Properties. The acquisition raises Devon's working interest in the properties to between 70% and 100%, depending upon the individual well or asset. Devon assumed operational control of the properties upon closing.

Financial Effects of the Acquisition

     The acquisition is being accounted for under the purchase method. Accordingly, the Worland Properties will add revenues and expenses to Devon's 1995 consolidated operations for only the two weeks following closing. Therefore, the Worland Properties' impact on Devon's 1995 operations will be immaterial.

     Item 7 of this report on Form 8-K includes certain historical and pro forma financial information regarding the Worland Properties for the year 1994 and the first nine months of 1995. Such financial information does not include the expected impact of Devon's future drilling and development plans. Therefore, such financial information is not necessarily indicative of the future impact which the Worland Properties are expected to have on Devon's operations.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

     (a)  Financial Statements of the Worland Properties
               Independent Auditors' Report
               Statements of Revenues and Direct Operating Expenses for the
                    Year Ended December 31, 1994 and the Nine Months Ended September 30, 1995 (Unaudited)
               Notes to Statements of Revenues and Direct Operating Expenses

     (b)  Pro Forma Financial Information - Devon Energy Corporation
               Unaudited Pro Forma Balance Sheet as of September 30, 1995 Unaudited Pro Forma Statements of Operations for the Year Ended
                    December 31, 1994 and the Nine Months Ended
                    September 30, 1995
               Notes to Unaudited Pro Forma Financial Statements

     (c)  Exhibits

          Exhibit
          Number

             2 Purchase  and  Sale  Agreement between  Union  Oil
               Company of California and Devon Energy Corporation
               (Nevada)

            23 Consent of KPMG Peat Marwick LLP




                            SIGNATURES

     Pursuant to the requirements  of the Securities and Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              DEVON ENERGY CORPORATION



Date:  December 29, 1995      /s/Danny J. Heatly

                              Danny J. Heatly
                              Controller

             INDEPENDENT AUDITORS' REPORT


The Board of Directors
Devon Energy Corporation:

     We have audited the accompanying statement of revenues and direct operating expenses of the Worland Properties for the year ended December 31, 1994. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in that financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying statement of revenues and direct operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and excludes material expenses, described in Note 1 of the financial statements, that would not be comparable to those resulting from the proposed future operations of the properties.

     In our opinion, the statement of revenues and direct operating expenses referred to above presents fairly, in all material respects, the revenues and direct operating expenses of the Worland Properties for the year ended December 31, 1994, in conformity with generally accepted accounting principles.





                                            KPMG Peat Marwick LLP

Oklahoma City, Oklahoma
December 19, 1995

                  WORLAND PROPERTIES
       Statements of Revenues and Direct Operating Expenses


                                                          Nine
                                      Year Ended      Months Ended
                                  December 31, 1994 September 30, 1995
                                                        (Unaudited)

Revenues:
     Gas sales                          $3,256,685     1,603,100
     Oil sales                           1,030,191       739,120
     Natural gas liquids sales           2,010,023     1,686,814

       Total revenues                    6,296,899     4,029,034

Direct Operating Expenses:
     Production and operating expenses   2,049,769     1,308,972

Revenues in excess of direct operating
  expenses                              $4,247,130     2,720,062





See accompanying notes to financial statements.

                        WORLAND PROPERTIES
  Notes to Statements of Revenues and Direct Operating Expenses
       December 31, 1994 and September 30, 1995 (Unaudited)


1.   Basis of  Presentation and Summary of Significant Accounting
     Policies

Basis of Presentation

     The accompanying statements present revenues and direct operating expenses of working interests in certain oil, gas and natural gas liquids ("NGL") producing properties and a gas processing plant in Wyoming which were purchased by Devon Energy Corporation ("Devon") on December 18, 1995. Collectively, these properties and the plant are hereafter referred to as the "Worland Properties". The accompanying statements have been prepared using the accrual basis of accounting for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission ("the SEC") and present the results of operations for the working interests in the Worland Properties which were acquired by Devon. All adjustments (all of which are normal and recurring) have been made which are necessary to state fairly revenues and direct operating expenses of the Worland Properties for the nine months ended September 30, 1995.

     General and administrative expenses and other indirect expenses related to the property interests are not included, as the amounts cannot be readily determined or specifically allocated to the property interests. The accompanying statements do not reflect provisions for depreciation, depletion and amortization, as the amounts cannot be determined and since the acquisition by Devon has been accounted for utilizing the purchase method.

Gas Balancing

     During the course of normal operations, joint interest owners of natural gas reservoirs may take more or less than their ownership share of the natural gas volumes produced. These volumetric imbalances are monitored over the lives of the wells' production capability. If an imbalance exists at the time the wells' reserves are depleted, cash settlements are made among the joint interest owners under a variety of arrangements.

     For the Worland Properties, the sales method of accounting for gas imbalances is used. A liability is recorded only if excess takes of natural gas volumes for the Worland Properties exceed their estimated remaining recoverable reserves. No receivables are recorded for those wells where the Worland Properties have been credited with less than their actual share of gas production.

Income Taxes

     Oil and gas property interests are not taxpaying entities. Taxable income, if any, arising from the operations of such properties accrues to the property interest owner. Accordingly, no provision for income taxes has been reflected in the accompanying statements.

2.   Supplemental Information on Oil and Gas Operations (Unaudited)

     The following supplemental information regarding the oil and gas producing activities of the Worland Properties is presented pursuant to the disclosure requirements promulgated by the SEC and Statement of Financial Accounting Standards No. 69, "Disclosures About Oil and Gas Producing Activities".

Quantities of Gas Reserves

     Set forth below is a summary of the net quantities of oil, gas and NGL reserves attributable to the Worland Properties purchased by Devon. The December 31, 1994 quantities were estimated by Devon's in-house petroleum engineers. The December 31, 1993 quantities have been calculated by adding quantities produced during the year 1994 to the estimated December 31, 1994 quantities.


                                                    Oil         Gas          NGL
                                                   (Bbls)      (Mcf)        (Boe)

     Proved reserves as of December 31, 1993    1,897,000   64,600,000   4,049,000
     Production                                   (78,000)  (2,443,000)   (198,000)

     Proved reserves as of December 31, 1994    1,819,000   62,157,000   3,851,000

     Proved developed reserves as of
       December 31, 1994                          766,000   25,325,000   1,974,000


Standardized Measure of Discounted Future Net Cash Flows

     The  following  table presents  the standardized  measure of
discounted  future   net  cash  flows  related   to  the  Worland
Properties' proved oil, gas and NGL reserves as of December 31, 1994.

          Future cash inflows              $179,641,000
          Future development costs           (9,515,000)
          Future production expenses        (54,368,000)

          Future net cash flows             115,758,000
          10% discount to reflect timing of
            cash flows                      (58,319,000)

          Standardized measure of future
            net cash flows                 $ 57,439,000

     Future cash inflows are computed by applying year-end prices (averaging $13.83 per barrel of oil, $1.68 per Mcf of gas and $13.02 per Boe of NGL at December 31, 1994) to the year-end quantities of proved reserves. Future production and operating expenses are computed by estimating the expenses to be incurred in producing the year-end reserves, based on year-end costs and assuming continuation of existing economic conditions. No effect has been given to future income taxes for the same reasons specified in note 1.

     The  10% annual discount is applied to reflect the timing of
the  future  net  cash  flows.     The  standardized  measure  of
discounted future net cash flows is the future net cash flows less the computed discounts.

Changes Relating to the Standardized Measure of Discounted Future
Net Cash Flows

     Presented below is a reconciliation of the standardized measure of discounted future net cash flows from December 31, 1993 to December 31, 1994. The December 31, 1993 amount has been calculated by revising the December 31, 1994 amount for the effects of actual net sales, price and cost changes and the accretion of the 10% discount during the year 1994.

          Balance as of December 31, 1993             $41,054,000
          Sales of oil, natural gas, and natural
            gas liquids net of production and
            operating expenses                        (4,247,000)
          Net changes in prices and production
            and operating expenses                    16,527,000
          Accretion of discount                        4,105,000

          Balance as of December 31, 1994            $57,439,000


                 PRO FORMA FINANCIAL INFORMATION

     The following pro forma balance sheet combines the accounts of Devon and the Worland Properties assuming the purchase had occurred as of September 30, 1995. The pro forma statements of operations for the year ended December 31, 1994 and the nine months ended September 30, 1995 have been prepared under the assumption that the purchase had occurred as of January 1, 1994. The pro forma financial information should be read in conjunction with the notes thereto, and the statements of revenues and direct operation expenses, and related notes thereto, of the Worland Properties included elsewhere in this Form 8-K.

     The pro forma results of operations are not necessarily indicative of Devon's future operations. The effect of the Worland Properties on the pro forma results is not indicative of the future effect which is expected from such properties. Devon plans to spend approximately $9 million during 1996 and 1997 to drill an additional 16 wells on the Worland Properties, and Devon also anticipates spending $4 million to $5 million to expand the capacity of the gas plant by approximately 75%. These actions are expected to increase the Worland Properties' effect on Devon's future operations.

                UNAUDITED PRO FORMA BALANCE SHEET
                        September 30, 1995
                      (Dollars in Thousands)


                                  Historical   Adjustments
                                    Devon       (Note 3)    Pro Forma

Assets:
     Current assets                $ 27,609     (4,256)(a)    23,353
     Oil and gas properties, net    332,243     50,856 (a)   383,099
     Other assets, net                8,407        (67)(a)     8,340

       Total assets                $368,259     46,533       414,792

Liabilities:
     Current liabilities             15,736        533 (a)    16,269
     Revenues and royalties due
       to others                      1,383                    1,383
     Other liabilities                6,472                    6,472
     Long-term debt                  97,000     46,000 (a)   143,000
     Deferred revenue                 1,251                    1,251
     Deferred income taxes           31,245                   31,245

       Total liabilities            153,087     46,533       199,620

Stockholders' Equity:
     Common stock                     2,210                    2,210
     Additional paid-in capital     167,285                  167,285
     Retained earnings               45,677                   45,677

       Total stockholders' equity   215,172                  215,172

       Total liabilities and
         stockholders' equity      $368,259     46,533       414,792






See accompanying notes to unaudited pro forma financial statements.

           UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
               For the Year Ended December 31, 1994


                                   Historical Data
                                             Worland    Adjustments
                                 Devon      Properties   (Note 3)    Pro Forma
                                     (Thousands, Except Per Share Data)

Revenues:
      Gas sales                 $56,372        3,257                   59,629
      Oil sales                  38,086        1,030                   39,116
      Natural gas liquids sales   4,908        2,010                    6,918
      Other                       1,407                                 1,407

         Total revenues         100,773        6,297                  107,070

Costs and expenses:
      Production and operating
         expenses                31,420        2,050                   33,470
      Depreciation, depletion
         and amortization         34,132                     2,442 (b) 36,574
      General and administrative   8,425                                8,425
      Interest expense             5,439                     2,430 (c)  7,869

         Total costs and expenses 79,416        2,050        4,872     86,338

Earnings before income taxes      21,357        4,247       (4,872)    20,732
Income tax expense                 7,612                      (238)(d)  7,374

Net earnings                     $13,745        4,247       (4,634)    13,358

Net earnings per share             $0.64                                 0.62

Weighted average shares
  outstanding                     21,552                               21,552







See accompanying notes to unaudited pro forma financial statements.

     UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
           For the Nine Months Ended September 30, 1995

                                   Historical Data
                                              Worland   Adjustments
                                 Devon       Properties   (Note 3)   Pro Forma
                                      (Thousands, Except Per Share Data)

Revenues:
      Gas sales                 $36,798        1,603                   38,401
      Oil sales                  40,905          739                   41,644
      Natural gas liquids sales   4,738        1,687                    6,425
      Other                         743                                   743

         Total revenues          83,184        4,029                   87,213

Costs and expenses:
      Production and operating
         expenses                25,337        1,309                   26,646
      Depreciation, depletion
         and amortization        28,550                     1,560 (b)  30,110
      General and administrative  6,334                                 6,334
      Interest expense            5,214                     2,236 (c)   7,450

         Total costs and
           expenses              65,435        1,309        3,796      70,540

Earnings before income taxes     17,749        2,720       (3,796)     16,673
Income tax expense                7,632                       (43)(d)   7,589

Net earnings                   $ 10,117        2,720       (3,753)      9,084

Net earnings per share            $0.46                                  0.41

Weighted average shares
  outstanding                    22,065                                22,065







See accompanying notes to unaudited pro forma financial statements.

  NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
             December 31, 1994 and September 30, 1995


1.   Basis of Presentation

     The accompanying unaudited pro forma financial information is presented to reflect Devon's purchase of the Worland Properties as described elsewhere herein. The unaudited pro forma balance sheet is presented as if the purchase occurred on September 30, 1995. The unaudited pro forma statements of operations for the year ended December 31, 1994 and the nine months ended September 30, 1995 are presented as if the purchase occurred as of January 1, 1994.

     The accompanying unaudited pro forma financial information has been prepared based on estimates and assumptions deemed appropriate by Devon and does not purport to be indicative of the financial position or results of operations which would actually have been obtained if the purchase had occurred as presented in such statements, or which may be obtained in the future. In addition, future results may vary significantly from those reflected in the pro forma statements due to normal oil and gas production variations, price changes, future acquisitions and other factors, including Devon's drilling and development plans for the Worland Properties.

2.   Method of Accounting for the Purchase

     The assets acquired have been accounted for at their estimated "fair values" as required by the purchase method of accounting for business combinations. The purchase price has been allocated to individual assets acquired based on Devon's estimates of such assets' relative value.

3.   Pro Forma Adjustments

     (a) The accompanying pro forma balance sheet includes the adjustment to reflect the purchase of the Worland Properties from the seller by paying cash on hand of $4.3 million and borrowing $46 million from existing credit lines which mature in March 1998.

          In addition to the $50.3 million paid to the seller, $0.6 million of costs related to the acquisition are also capitalized as oil and gas property costs. Such costs include approximately $0.1 million which had already been incurred and included as other assets on Devon's September 30, 1995 balance sheet. The remaining $0.5 million is shown on the pro forma balance sheet as an addition to current liabilities.

     The accompanying pro forma statements of operations include the following adjustments:

     (b) To adjust depreciation, depletion and amortization ("DD&A") for the effect of adding the production from the Worland Properties. Devon's actual rates of DD&A per equivalent Mcf ("EMcf") produced were $0.58 per EMcf for the year 1994 and $0.61 per EMcf for the first nine months of 1995. There were no changes in these rates on a pro forma basis after including the Worland Properties.

     (c) To record additional interest expense, using Devon's historic weighted average interest rates for the respective periods, due to the additional amounts borrowed to partially fund the purchase price.

     (d) To adjust income tax expense for the effect of the additional revenues and expenses added by the Worland
          Properties.

4.   Supplemental Pro Forma Information on Oil and Gas Operations

     The following pro forma supplemental information regarding oil and gas activities is presented pursuant to the disclosure requirements promulgated by the SEC and Statement of Financial Accounting Standards No. 69, "Disclosures About Oil and Gas Producing Activities."

Quantities of Oil and Gas Reserves

     Set forth below is a pro forma summary of the changes in the net quantities of crude oil, natural gas and natural gas liquids reserves for the year ended December 31, 1994, as estimated by independent petroleum consultants and in-house engineers, assuming the purchase of the Worland Properties was consummated as of January 1, 1994.

                                                                     Natural Gas
                                            Oil (Bbl)    Gas (Mcf)  Liquids (Boe)

Proved reserves as of December 31, 1993    14,897,000   369,254,000   1,854,000
      Purchase of the Worland Properties    1,897,000    64,600,000   4,049,000
      Revisions of previous estimates       3,157,000    (5,540,000)  1,733,000
      Extensions and discoveries            2,008,000    13,206,000     183,000
      Purchase of reserves                 25,201,000    13,492,000   2,181,000
      Production                           (2,545,000)  (41,778,000)   (699,000)
      Sale of reserves                       (631,000)   (3,517,000)     (8,000)

Proved reserves as of December 31, 1994    43,984,000   409,717,000   9,293,000

Proved developed reserves as of December
  31, 1994                                 19,484,000   349,627,000   5,097,000

Standardized Measure of Discounted Future Net Cash Flows

     The accompanying table reflects the pro forma standardized measure of discounted future net cash flows relating to Devon's interests in proved oil and gas reserves as of December 31, 1994, assuming consummation of the purchase of the Worland Properties as of December 31, 1994:

     Future cash inflows                      $1,366,486,000
     Future costs:
       Development                               (84,630,000)
       Production                               (455,044,000)
     Future income tax expense                   (84,379,000)

     Future net cash flows                       742,433,000
     10% discount to reflect timing of
       cash flows                               (333,214,000)

     Standardized measure of discounted
       future net cash flows                    $409,219,000

     Discounted future net cash flows
       before income taxes                      $455,645,000

     Future cash inflows are computed by applying year-end prices of oil, natural gas and natural gas liquids relating to the year-end pro forma quantities of those reserves, except in those instances where fixed  and determinable  gas  price escalations  are provided  by
contractual  arrangements  in  existence  at  year-end.    Future
development and production costs are computed by independent petroleum consultants and in-house engineers by estimating the expenditures to be incurred in developing and producing proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions.

     Future income tax expenses are computed by applying the appropriate statutory tax rates to the future pro forma pretax net cash flows relating to proved reserves, net of the tax basis of the properties involved. The future income tax expenses give effect to permanent differences and tax credits, but do not reflect the impact of continuing operations.

Changes Relating to the Standardized Measure of Discounted Future
Net Cash Flows

     Principal changes in the pro forma standardized measure of discounted future net cash flows attributable to proved reserves for the year ended December 31, 1994 is as follows, assuming consummation of the purchase of the Worland Properties as of January 1, 1994:

     Balance as of December 31, 1993            $343,550,000
     Purchase of Worland Properties               38,742,000
     Sales of oil and gas, net of production
       costs                                     (72,192,000)
     Net changes in prices and production costs  (92,419,000)
     Extensions, discoveries, and improved
       recovery, net of future development costs  18,625,000
     Purchase of reserves                        133,103,000
     Development costs incurred during the
       period which reduced future development
       costs                                       9,186,000
     Revisions of quantity estimates              26,167,000
     Sales of reserves in-place                   (5,281,000)
     Accretion of discount                        42,310,000
     Net change in income taxes                   (5,616,000)
     Other, primarily changes in timing          (26,956,000)

     Balance as of December 31, 1994            $409,219,000

                           EXHIBIT INDEX


                                                                Page

 2     Purchase and Sale Agreement between Union Oil Company
       of California and Devon Energy Corporation (Nevada)       17

23     Consent of KPMG Peat Marwick LLP                          79

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